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                                                                     Exhibit 5.1
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                  [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]


                                August 21, 2001


AmericasDoctor.com, Inc.
1325 Tri-State Parkway, Suite 300
Gurnee, Illinois 60031

                    Re: Registration Statement on Form S-8
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Ladies and Gentlemen:

         We have acted as counsel for AmericasDoctor.com, Inc., a Delaware corporation (the "Company"), in connection with the Amended and Restated 1996 Employee Stock Option Plan, the Amended and Restated 1996 Director Stock Option Plan, the 1996 Consultants Warrant Stock Plan, the 1994 Employee Stock Incentive Plan and the 1994 Director and Consultant Stock Incentive Plan (collectively, the "Plans").

         In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of the Company's Class A Common Stock, par value $.001 per share ("Common Stock"), that may be issued and sold pursuant to the Plans are duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable; provided that the consideration received by the Company is at least equal to the stated par value of such shares of Common Stock.

         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue and sell the Common Stock pursuant to the Plans will be in full force and effect at all times at which such shares of Common Stock are issued or sold by the Company, and the Company will take no action inconsistent with such resolutions.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the shares of Common Stock to be issued and sold pursuant to the Plans under the Securities Act of 1933 (the "Act"). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                            /s/ JONES, DAY, REAVIS & POGUE